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                                                               Exhibit (a)(1)(H)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED DECEMBER 7, 2001 AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. PURCHASER IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF PURCHASER BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, PURCHASER CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (including the Associated Preferred Stock Purchase Rights)
                                       of
                               IKOS Systems, Inc.
                                       at
                          $11.00 Net Per Share in Cash
                                       by

                               Fresno Corporation
                          a wholly-owned subsidiary of
                           Mentor Graphics Corporation

        Fresno Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Mentor Graphics Corporation, an Oregon corporation ("Mentor"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of IKOS Systems, Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated January 22, 1999, between the Company and Bank Boston, N.A., as amended (the "Rights Agreement"), at a price of $11.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 7, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to the Shares herein include the associated


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Rights, and all references to the Rights include the benefits that may inure to the holders of the Rights pursuant to the Rights Agreement. Unless the Rights are redeemed prior to the Expiration Date (as defined herein), holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Offer to Purchase.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 7, 2002, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 7, 2002, OR THE LATEST TIME AND DATE AT WHICH THE OFFER, IF EXTENDED BY PURCHASER, SHALL EXPIRE (SUCH TIME BEING THE "EXPIRATION DATE"), A NUMBER OF SHARES, INCLUDING THE ASSOCIATED RIGHTS, REPRESENTING, TOGETHER WITH THE SHARES OWNED BY MENTOR, AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"); (2) MENTOR BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION DATED JULY 2, 2001 AMONG THE COMPANY, SYNOPSYS, INC. AND OAK MERGER CORPORATION (THE "SYNOPSYS AGREEMENT") HAS BEEN TERMINATED IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT AS IN EFFECT ON THE DATE OF THE OFFER TO PURCHASE OR SUCH OTHER TERMS AS MAY BE SATISFACTORY TO MENTOR IN ITS SOLE DISCRETION (THE "SYNOPSYS AGREEMENT CONDITION"); (3) THE TERMINATION FEE PROVISION IN THE SYNOPSYS AGREEMENT HAVING BEEN INVALIDATED OR THE OBLIGATIONS TO PAY ANY AMOUNTS PURSUANT TO SUCH PROVISION HAVING BEEN TERMINATED, WITHOUT ANY TERMINATION FEE, OR ANY PORTION THEREOF, HAVING BEEN PAID BY THE COMPANY OR ANY OF ITS AFFILIATES PURSUANT TO THE SYNOPSYS AGREEMENT (THE "TERMINATION CONDITION"); (4) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ACCORDANCE WITH THE TERMS OF SUCH RIGHTS AS IN EFFECT AT SUCH TIME OR MENTOR BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE "RIGHTS CONDITION"); (5) MENTOR BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL") DO NOT APPLY TO OR OTHERWISE RESTRICT MENTOR'S OFFER AND THE PROPOSED MERGER (THE "SECTION 203 CONDITION"); (6) THE COMPANY'S STOCKHOLDERS NOT HAVING APPROVED THE SYNOPSYS AGREEMENT (THE "APPROVAL CONDITION"); (7) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR


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ENTITY HAVING THE EFFECT OF IMPAIRING PURCHASER'S ABILITY TO ACQUIRE THE COMPANY
OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO MENTOR OF THE
ACQUISITION OF THE COMPANY (THE "IMPAIRMENT CONDITION"); AND (8) ANY WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS HAVING EXPIRED OR BEEN TERMINATED.

        Any or all of the conditions set forth in (1)-(8) above may be waived by Purchaser in its sole discretion. The Offer is not conditioned on Purchaser obtaining financing.

        The purpose of the Offer is to enable Mentor to acquire control of, and the entire equity interest in, the Company. Mentor currently intends, as soon as practicable following consummation of the Offer, to seek to have Purchaser consummate a merger with and into the Company (the "Proposed Merger"), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Mentor. Pursuant to the Proposed Merger, at the effective time of the Proposed Merger, each then remaining Share outstanding (other than Shares owned by Mentor, Purchaser or other subsidiaries of Mentor, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the DGCL) would be converted into the right to receive $11.00 per Share, net to the seller in cash, without interest.

        For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice of its acceptance to Wilmington Trust Company (the "Depositary"). Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as agent for all tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares, and, if applicable, Rights or timely confirmation of a book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at the Book-Entry Transfer Facility, (2) a properly completed and duly executed Letter of Transmittal and (3) any other required documents. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

        Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion. Under Exchange Act Rule 14d-7, no withdrawal rights apply to Shares and Rights tendered during a subsequent Offering period and no withdrawal rights apply during the subsequent Offering period with respect to Shares and Rights tendered in the Offer and accepted for payment. Purchaser will pay the same consideration to stockholders tendering Shares in the Offer or in a subsequent Offering period, if it includes one.


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        Tendering stockholders may withdraw tenders of Shares made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after February 4, 2002 unless such Shares are accepted for payment as provided in the Offer to Purchase. A withdrawal of Shares will also constitute a withdrawal of the associated Rights. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares pursuant to the Offer for any reason, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on Purchaser's behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in the Offer to Purchase.

        To withdraw tendered Shares, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "The Offer--Procedures for Tendering Shares and Rights" of the Offer to Purchase at any time prior to the Expiration Date.

        Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

        Pursuant to Exchange Act Rule 14d-5 and Section 220 of the DGCL, requests are being made to the Company for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such requests, the Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists for subsequent transmittal to beneficial owners of Shares.

        The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Offer to Purchase and is incorporated herein by reference.

        THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

        Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal, and other Offer materials, may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                                [Mackenzie Logo]

                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (call collect)
                       E-mail: proxy@mackenziepartners.com
                               ---------------------------
                                       or
                          Call Toll-Free (800) 322-2885

                                December 7, 2001